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Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2012 Financial Results

Non-GAAP Core Operating Income of $1.16 per share (diluted) for the second quarter 2012(1)

20.5% Return on Equity from Non-GAAP Core Operating Income for the second quarter 2012(2)

Dividend of $0.875 per share for the second quarter 2012, will be paid on July 31, 2012

Annualized dividend yield of 15%(3), 20%(4) on a tax adjusted basis

Book value per share at June 30, 2012 was $22.58

ARLINGTON, VA, July 30, 2012 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $11.3 million for the quarter ended June 30, 2012, or $1.16 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $2.1 million for the quarter ended June 30, 2012, or $0.22 per share (diluted), compared to net income of $10.8 million for the quarter ended March 31, 2012, or $1.37 per share (diluted), and net income of $0.1 million, or $0.01 per share (diluted), for the quarter ended June 30, 2011.

“The Company had another solid quarter in core operating earnings per share and overall portfolio performance. Since quarter end, strong investor appetite has pushed prices up in our prepayment protected agency-backed MBS portfolio causing spreads between our agency-backed MBS and our hedges to narrow, boosting book value per share and permitting us to realize cash gains of approximately $5.0 million to date in the third quarter,” said J. Rock Tonkel, Jr., President and Chief Operating Officer. “Trading activity and liquidity levels in private-label MBS have increased since mid-June, while credit trends in our private-label MBS portfolio continue to be steady with improvement in delinquency levels, CPRs, and loss severities.”

Second Quarter Highlights

Net interest income for the quarter was $13.0 million, excluding non-cash accretion of $1.9 million, required under GAAP. Net realized cash gains during the quarter were $1.4 million. The three-month CPR for the Company’s agency-backed MBS as of June 30, 2012 was 4.4%. The Company’s debt to equity ratio at June 30, 2012 was 4.4 to 1.

As of June 30, 2012, the Company’s agency-backed MBS consisted of $934.3 million in face value with a cost basis of $976.9 million and a fair value of $1.0 billion. Substantially all of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.32%, a weighted average cost of 104.4, a weighted average market price of 108.9, and a weighted average cost of repo funding of 41 basis points. On a mark-to-market basis at June 30, 2012, the estimated hedged cost of funds associated with the agency-backed MBS portfolio was 1.07% on a weighted average basis over 5 years.

As of June 30, 2012, the Company’s private-label MBS portfolio consisted of $271.1 million in face value with an amortized cost basis of $139.0 million and a fair value of $172.9 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended June 30, 2012 (dollars in millions):

Total Private-Label MBS

Fair market value	$172.9
Fair market value (as a % of face value)	63.8%

Quarterly yield (as a % of amortized cost)	17.9%
Quarterly cash yield (excluding GAAP non-cash accretion)	12.6%
Average cost (as a % of face value)	49.3%
Weighted average coupon	5.2%

Face value	$271.1
Amortized cost	$139.0
Purchase discount	$132.0

60+ delinquent	19.4%
Credit enhancement	5.6%
Severity (3-month)	48.8%
Constant prepayment rate (3-month)	16.8%

The Company’s Board of Directors approved a $0.875 dividend for the second quarter of 2012. The dividend will be paid on July 31, 2012 to shareholders of record on June 29, 2012. This represented a 15% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $22.70 on July 30, 2012.

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(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended June 30, 2012 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) net unrealized mark-to-market adjustments on the trading MBS and hedge instruments and (iv) other-than-temporary impairment charges recognized, if any.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended June 30, 2012 (dollars in thousands):

GAAP net income	$2,144
Adjustments
Adjusted expenses(a)	826
Stock compensation	140
Net unrealized mark-to-market loss on trading MBS and hedge instruments	5,578
Other-than-temporary impairment charges	4,531
Adjusted interest related to purchase discount accretion	(1,895)
Non-GAAP core operating income	$11,324
Non-GAAP core operating income per share (diluted)	$1.16

(a)	Adjusted expenses represent certain professional fees and income taxes that are not considered representative of routine activities of the Company.

(2)	Return on Equity from non-GAAP core operating income is calculated using quarterly average equity and non-GAAP core operating income for the respective period.
(3)	Based on the annualized second quarter 2012 dividend and a Class A common stock closing price on the NYSE of $22.70 on July 30, 2012.
(4)	The Company's dividends are eligible for the 15% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 35% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 20% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, market conditions, risk spreads, private-label MBS trading activity, liquidity levels and credit trends, agency-backed MBS prices, cash earnings, book value, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes including actions taken by the Securities and Exchange Commission, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label MBS into agency-backed MBS, ability to realize a higher return on capital migrated to agency-backed MBS, ability and willingness to make future dividends, the failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, use of proceeds from our recently-completed equity offering, ability to realize book value growth through reflation of private-label MBS, the realization of gains and losses on principal investments, the outcome of certain litigation and investigatory matters, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 that are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2012	2011	2012	2011
INTEREST INCOME	$16,031	$13,262	$29,394	$25,757

INTEREST EXPENSE
Interest on short-term debt	994	477	1,686	794
Interest on long-term debt	123	115	248	230
Total interest expense	1,117	592	1,934	1,024
Net interest income	14,914	12,670	27,460	24,733

OTHER (LOSS) INCOME, NET
Investment (loss) gain, net	(8,677)	(8,484)	(5,869)	2,740
Other loss	(4)	(4)	(8)	(7)
Total other (loss) income, net	(8,681)	(8,488)	(5,877)	2,733
Operating income before other expenses	6,233	4,182	21,583	27,466

OTHER EXPENSES
Compensation and benefits	2,101	2,570	4,061	5,006
Professional services	891	561	2,475	684
Business development	55	47	72	79
Occupancy and equipment	150	92	245	188
Communications	53	50	105	96
Other operating expenses	460	425	898	720
Total other expenses	3,710	3,745	7,856	6,773

Income before income taxes	2,523	437	13,727	20,693

Income tax provision	379	346	821	817

Net income	$2,144	$91	$12,906	$19,876

Basic earnings per share	$0.22	$0.01	$1.47	$2.58

Diluted earnings per share	$0.22	$0.01	$1.47	$2.57

Weighted average shares outstanding - basic (in thousands)	9,726	7,723	8,795	7,692
Weighted average shares outstanding - diluted (in thousands)	9,733	7,736	8,803	7,728

Other comprehensive income (loss), net of taxes
Unrealized gains (losses) for the period on available-for-sale securities (net of taxes of $-0-)	$343	$(1,597)	$(4,560)	$(136)
Reclassification adjustment for gains included in net income on available-for-sale securities (net of taxes of $-0-)	-	(2,089)	-	(13,794)
Comprehensive income (loss)	$2,487	$(3,595)	$8,346	$5,946

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	June 30, 2012	December 31, 2011

Cash and cash equivalents	$21,137	$20,018
Receivables
Interest	3,360	2,366
Sold securities receivable	70,727	41,321
Other	106	11
Mortgage-backed securities, at fair value
Available-for-sale	173,042	179,566
Trading	1,017,822	636,872
Other investments	2,931	2,946
Derivative assets, at fair value	1,899	504
Deposits	88,074	71,079
Prepaid expenses and other assets	367	377
Total assets	$1,379,465	$955,060

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$963,051	$647,977
Interest payable	410	504
Accrued compensation and benefits	2,564	6,177
Dividend payable	8,566	6,785
Derivative liabilities, at fair value	81,028	63,024
Purchased securities payable	-	15,820
Securities sold but not yet purchased, at fair value	70,965	-
Accounts payable, accrued expenses and other liabilities	16,789	16,401
Long-term debt	15,000	15,000
Total liabilities	1,158,373	771,688

Equity:
Common stock	97	77
Additional paid-in capital	1,554,952	1,508,713
Accumulated other comprehensive income, net of taxes	33,807	38,367
Accumulated deficit	(1,367,764)	(1,363,785)
Total equity	221,092	183,372

Total liabilities and equity	$1,379,465	$955,060

Book Value per Share	$22.58	$23.67

Shares Outstanding (in thousands)	9,790	7,748